EXHIBIT 99

                              NIKE, Inc.
                  Q305 Earnings Release Conference Call
                            June 27, 2005


                               OPERATOR

Good afternoon, everyone. We're pleased you're joining us today to discuss Nike's fiscal 2005 fourth quarter results. For those of you who need to reference our release, you'll find it on our website, www.nikebiz.com. You'll also find expanded information on the website
_______________
about some of the highlights we'll be discussing today. Participants in today's call are Don Blair, our Chief Financial Officer and Pamela Catlett, our Vice President of Investor Relations. Each of today's participants will provide brief prepared remarks, which will also be available on our website immediately following the call.

Before I turn it over to Pam, let me remind you that on this call we're going to make forward-looking statements based on our current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC, including Forms 8-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and the mix of futures and at-once orders, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of our business including equipment, most of Nike Retail, Nike Golf, Converse, Cole Haan, Bauer, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, during this conference call we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website. In this call we may also discuss non-public financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now here's Pam.


                              PAMELA CATLETT
                       Director of Investor Relations

Good morning everyone.  We're pleased you're joining us this morning to
discuss Nike's fiscal 2005 fourth quarter and full year results.   We
issued our results about an hour ago and for those of you who need to reference our press release, you'll find it on our website www.nikebiz.com. Like past quarters, Nike Chief Financial Officer Don
_______________
Blair will cover the results contained in our press release in his prepared remarks.

We're doing things a bit differently today. As you know, tomorrow we are hosting our annual investor meeting with members of Nike's management team. Consequently, Don and I will manage today's call with his prepared remarks followed by your questions. We've given the other usual participants a hall pass for the day, but you'll certainly hear from Bill Perez, Mark Parker, Charlie Denson and other members of our
team tomorrow.   We'll also try not to steal any of their thunder today.

Now I'll turn it over to Don.


                                 DON BLAIR
                    Vice President & Chief Financial Officer

Thanks Pam.

You know we often speak about Nike as a portfolio of businesses, and how that portfolio helps us deliver more consistent growth. This past year, each of our Nike Brand product lines - Footwear, Apparel and Equipment - in each of our geographic regions - USA, Europe, Asia and the Americas - delivered higher revenue and gross profit. As a group, our Other businesses also delivered outstanding revenue and profit growth. As a result, we're here today to talk about another record year for the Company in fiscal 2005.

- For the full year, revenues grew 12% to $13.7 billion. Revenues for the fourth quarter grew 7%. Changes in foreign currency exchange rates accounted for about 3 points of growth, for the quarter and the year. Recent acquisitions added over a point of growth this year, due largely to the comparison of a full year of results for Converse this year versus a partial year in fiscal 2004.

- The Nike Brand continued to show strength as futures orders for the next 6 months grew 9.5% in real dollar terms. Excluding the impact of currency changes, futures orders increased 8.3%. Both figures are consistent with the futures growth we reported last quarter.

- We also delivered record profits, as our full year diluted earnings per share were $4.48, up 28% versus fiscal 2004. Fourth quarter diluted earnings per share increased 15% to $1.30.

- For the year, our consolidated gross margin was 44.5%, up 160 basis points versus fiscal 2004 and the highest in our history.

      Our international regions accounted for just over half the improvement in the consolidated gross margin percentage, as positive currency changes were partially offset by the impact of higher closeout sales and strategies to improve product value in Europe and Asia. Overall, the gross impact of currency movements contributed 170 basis points to the consolidated gross margin increase.

      For the fourth quarter, gross margins advanced 140 basis points to 45.2%.

- SG&A grew 10% and 14% for the quarter and the year, respectively. Stronger foreign currencies drove about 3 percentage points of growth in each case.

- Our trailing twelve month Return on Invested Capital was 23.2%, up 150 basis points versus last year. Over the last five years, we've added over 9 points to Nike's ROIC. Nevertheless, we still believe there are opportunities to further improve our capital productivity.

- For the year, we generated $1.3 billion of Free Cash Flow from Operations. And we delivered a significant amount of that cash to our shareholders, as we paid out $237 million in dividends and
      repurchased $556 million of stock.   I should note that since
      Return on Invested Capital and Free Cash Flow from Operations are non-GAAP terms, we've posted the definitions and calculations on our website.

So overall, fiscal 2005 was a year for our record books. Now let's dig into some of the details.


We'll start with our European Region, which includes the Middle East and Africa. All of you know that Europe has been a challenging business environment for many companies over the last year. We're pleased that despite the difficult macro environment, our European Region had a very good year in fiscal 2005. Revenues grew 12%, including about 7 points of growth from changes in foreign currency exchange rates. Excluding currency impacts, Footwear and Apparel revenues each grew 5% for the year, while Equipment revenues advanced 2%.

For the fourth quarter, European revenues grew 4%, including 7 points of growth from currency exchange rate changes. Excluding currency changes, European Footwear revenues advanced 3%. Apparel revenues declined 10% and Equipment revenues fell 8% in comparison to very strong results in the fourth quarter of fiscal 2004. In last year's fourth quarter, constant dollar Apparel revenues grew 17% year-over-year and Equipment revenues increased 26%, both fueled by marketing activity in advance of the European Football Championships, the Tour de France and the Athens Olympics.

For the year, the most significant constant dollar revenue growth came from our Central Europe, Middle East, Africa unit, driven by strong growth in Eastern Europe, Turkey and Russia. The UK and Italy also posted strong growth for the year, offsetting weakness in the balance of Western Europe. Sales through Nike-owned retail stores grew strongly, reflecting higher comp store sales and the addition of new retail stores in the region.

Our gross margins in Europe expanded 290 basis points for the year, accounting for 90 basis points of our consolidated gross margin improvement. Improved foreign exchange rates were the main driver of gross margin improvement in Europe, partially offset by lower product margins and increased sales of Footwear and Apparel closeouts.

Overall, fiscal 2005 pretax income for the European region was $918 million, an increase of 23% versus fiscal 2004. For those of you keeping score, that's $174 million of incremental profits.

In the Asia Region, revenues increased 19% for the quarter and 18% for the year. About 3 points of the increase for the quarter and 4 points of the increase for the year came from stronger currencies in the region. Excluding currency effects, Footwear reported 9% growth, while Apparel grew 19% and Equipment advanced 20% for the year.

For the year, constant dollar revenues advanced in every country in the region except Australia / New Zealand. China led the way: our business in that country nearly doubled as we added over 500 doors and same store sales grew strongly. In Japan, constant dollar revenues were higher for the year, but the market there remains challenging and overall constant dollar revenues fell slightly in the fourth quarter. Over the next several seasons, we'll be launching some new, innovative products that we're confident will help re-establish our value proposition in this key market.

For the year, Asia gross margins fell 30 basis points as gross margin investments to improve consumer value and higher, less profitable closeout sales more than offset a modest benefit from more favorable currency exchange rates. Asia had a minimal impact on the change in Nike Inc.'s consolidated gross margin percentage.

Reported fiscal 2005 pretax income for the Asia Region grew 13% to $400 million.

Our Americas Region delivered an excellent year in fiscal 2005, reporting $118 million of pretax income, up 21% versus the prior year. Reported revenues grew 15% for the year, with 1 point of growth coming from stronger currencies in the region. In the fourth quarter, revenues advanced 20% including 6 points of growth from currency. Revenues in Central and South America grew over 30% during the year, while Mexico also posted higher sales. Canada had a challenging year with weaker sales in both Apparel and Footwear.

Gross margins in the Americas Region grew 120 basis points for the year, increasing Nike Inc.'s consolidated gross margin percentage by about a tenth of a point. Discount reductions, lower closeout sales and favorable foreign exchange rates drove the increased profitability.

In the past, many people have thought of the US as a "mature market". Fortunately for our shareholders, the management team in our US Region never got the news. Fiscal 2005 was a tremendous year for Nike in the USA. Revenues for the year grew over 7% and pretax income grew 12% to over $1.1 billion. For the year, revenue growth was broad-based, as most key accounts advanced strongly. Nike Retail also posted a strong year; comp store sales in Niketowns increased 11% in the fourth quarter and 10% for the year, demonstrating continued brand heat at retail.

For the fourth quarter, US revenue grew 3%, as continued strong growth of Footwear and Equipment more than offset lower Apparel sales.

Footwear revenue for the US Region grew 9% for the year and 7% for the fourth quarter, driven by growth in both units and average price per pair. Higher unit sales of sport performance models continued to power the increase in average price per pair.

Apparel sales in the US grew 2% for the year, as high single-digit growth in Branded Apparel more than offset declines in Licensed Apparel, due to the expiration of our NBA license. For the quarter, Apparel sales in the US fell 7% due to changes in the timing of shipments, the decline in sales of Licensed Apparel and lower at-once orders.

Gross margins in the US advanced 80 basis points for the year, driving 30 basis points of our consolidated gross margin improvement. The majority of the improvement was due to tight management of our Footwear supply chain, which resulted in fewer, more profitable closeout sales.

For the full year, revenues from our Other businesses grew 22% to $1.7 billion. Converse and Starter accounted for about 12 points of the full year growth of our Other businesses. On a comparable, full year basis, we estimate that Converse revenues grew 11% year-over-year.

At Cole Haan, revenues advanced 19% for the year, reflecting new Cole Haan retail doors, high single-digit same store sales growth and strong growth with wholesale accounts. Revenues for Nike Golf and Hurley grew at high single-digit rates, while sales at Bauer Nike Hockey fell slightly, reflecting the difficult hockey market. For the year, our Other businesses earned $154 million of pretax profit, driven by the acquisition of Converse and Starter, as well as better profitability at Cole Haan and Bauer Nike Hockey.

Consolidated SG&A spending for Nike Inc. grew 10% in the fourth quarter and 14% for the full year. Changes in exchange rates accounted for about 3 points of the increase for both the quarter and the year. The comparison to a partial fiscal 2004 for Converse and the acquisition of Starter accounted for an additional point of increase for the full year.

For the year, demand creation spending increased 16%, with 3 points of growth due to the effect of stronger foreign currencies and about 2 points due to the annualization of Converse and the acquisition of Starter. Incremental investments around the world in retail marketing, advertising and athlete endorsements were key drivers of the balance of the increase. As expected, fourth quarter demand creation growth was modest since much of our spending for the year was focused on global sporting events in the summer of 2004.

Operating overhead increased 13% for the full year. Stronger foreign currencies accounted for about 3 points of growth, while the annualization of Converse and the acquisition of Starter added a point. Key components of the increase for the year were higher personnel costs and investments in emerging markets, product development and our non-Nike branded businesses. Higher reserves for bad debts also increased expenses for the fourth quarter.

Net Interest Expense for the year was $5 million, $20 million lower than the prior year as our strong cash flow and more efficient use of global cash increased interest income.

Other expense for the year was $29 million, down $46 million versus the prior year. Foreign currency conversion losses, largely from Europe, accounted for most of this year's expense and lower foreign currency losses accounted for the majority of the year-over-year decrease.
These losses were offset by favorable translation of foreign-currency denominated profits, reported by our international regions. The combined impact of earnings improvement from lower foreign currency conversion losses and the favorable translation of foreign currency-denominated profits was $95 million of additional pre-tax income for the year and $36 million for the fourth quarter.

Our effective tax rate for the year was 34.9%, slightly higher than last year's 34.8% rate. In the fourth quarter, we made provision to repatriate $500 million of foreign earnings under the American Jobs Creation Act. As you know, this Act permits companies to repatriate foreign earnings at a reduced tax rate. We elected to repatriate a mix of earnings for which US taxes had previously been provided and earnings that had been designated as permanently reinvested. As a result, our intention to repatriate foreign earnings under the Act did not have a material impact on our effective tax rate in fiscal 2005. While our future effective tax rate may benefit from repatriation of foreign earnings under the Act, there are many variables that drive our
effective tax rate from year to year.   As a result, we are not at this
point changing our expected effective tax rate from the 35% level we've communicated previously.

Our balance sheet continues to be an area of financial strength for the Company and we're pleased that Standard & Poor's have noticed; they recently upgraded our long-term debt rating to A+. Cash and short-term investments totaled $1.8 billion at the end of the year, a billion dollars greater than our interest bearing debt as of the same date.

As of May 31, worldwide inventories were almost 10% higher than a year ago, essentially in line with the growth in futures orders for the next
six months.   Currency changes accounted for about 4 points of growth;
later timing of Fall shipments in the US and Europe was also a key driver of the growth in inventory.

At the end of the year, accounts receivable were 7% higher than the prior year, in line with our fourth quarter revenue growth. Stronger foreign currencies accounted for about 5 points of the growth in accounts receivable.

Our expectations for fiscal 2006 remain consistent with the point of view we discussed last quarter.

We're currently targeting high-single digit revenue growth for the year. First quarter revenue growth should be towards the low end of that 7 to 9% range. We also expect higher gross margins, driven by better foreign exchange hedge rates and a tighter supply chain, partially offset by higher commodity costs, discounts and investments in product value in Europe and Asia. The highest year-over-year growth in gross margins should be in the first quarter.

Finally, we're targeting SG&A as a lower percentage of revenue in fiscal 2006 than in fiscal 2005, as Demand Creation grows essentially in line with revenue and we leverage the investments we've made in Operating Overhead. Relative to fiscal 2005, demand creation spending will be more concentrated in the last three quarters of the year. Last year's spending was particularly heavy in the first quarter, as we invested behind the Summer of Sport. This year's spending will be focused on the buildup to the 2006 Soccer World Cup in the summer of 2006.

On the other hand, we expect greater Operating Overhead leverage in the second half as we anniversary the growth in costs over the course of fiscal 2005. As a result, we expect the greatest overall SG&A leverage to fall in the first and fourth quarters.

Fiscal 2005 was a terrific year and we're really looking forward to another strong year for the Nike portfolio in fiscal 2006.

With that, we'd be happy to take your questions.

                          QUESTION AND ANSWER

Robert Drbul, Lehman Brothers: Nice job, Don. You did a good job on a solo basis this morning.

Blair: Thanks Bob. Tell me that at the end of the call.

Drbul: A question for you on the inventory levels. Can you talk a little bit more about the level of closeouts that are in that 10% number on the increase, and maybe give us a little bit more flavor for the geographic breakdown on the inventories?

Blair: Sure. First of all, we believe these inventories are pretty clean, and so we're not unduly concerned. I think we've made a lot of progress on inventory management over the last couple of years.

We do have a couple of pockets that we've talked about in the past where inventories are not quite where we want them to be. European apparel is one of those places. We are making good progress working our way through it, and the inventory levels are declining, but I think it's going to be another six months or so before we're really through all of that. We also do have a few areas in Asia, particularly in Japan, where our inventories are a little higher than what we would want. But generally we feel pretty good about where the inventory levels are overall at the Company, and we think we're in good shape to move our way through those in an orderly basis.

Drbul: As far as Asia, when you look at the backlog and the order book over the next several months for Asia, can you just talk a little bit about -- you talk about some new launches in Japan -- maybe the order book in Japan versus China and how that lays out in the numbers that you reported this morning?

Blair: I'd rather not get into too much detail about country-level futures, but what I can say is that we've seen some pretty good response to some of the product initiatives we've started to roll out in Japan. I think we're going to see some traction on that over the next six months or so, but I think you're going to see even a lot more of that as we get into spring of '06.

China continues to be a very strong market for us. We're very bullish about the prospects there, and that's actually one of the things that we're going to be spending a lot of time on tomorrow. I think you'll get your fill of China at our conference tomorrow.

Drbul:  Great. Thank you very much.

John Shanley, Susquehanna: Again, my congratulations on a nice quarter as well. Don, I wonder if you could drill down with us a little bit more and give us a little bit more specificity on the European sector in terms of how the sales generated between Western Europe, Central, Eastern Europe and the Middle East, African region. It's was kind of a little confusing in terms of how your sales and how your forward orders are going on in those three components that make up the greater European sector.

Blair: Sure. We've had a great deal of business momentum in our Central Europe, Middle East, African unit. And what that includes is the Eastern Europe countries like Poland, Czech Republic, Slovakia, Slovenia. It also includes Turkey and most recently Russia. We shipped our first direct season in Russia for fall of 2004. And we've seen tremendous growth in that unit and have not seen any loss of momentum there.

On the Western European side, as we've talked about for most of this year, we've seen very good results in the UK and Italy. And those markets continue to have pretty good business momentum.

The places where we've had more challenges have been in markets like France and Germany. And those markets have both been difficult markets overall for the category, and we've also had some specific business issues with particular accounts there who have gone more to product label strategy.

So in general we've got good momentum in UK, Italy and Central Europe, Middle East, African unit, and a little more challenging business in Germany and France primarily in Western Europe.

Shanley: Then also staying on Europe for a second, on foreign currency hedging, based on what you have currently hedged do you anticipate in the first half of '06 that we're likely to see accretive or dilutive impact from currency hedging the way you have currently balanced it?

Blair: On the gross margin line we wouldn't expect to see benefit in the first half of fiscal '06 based upon where we're hedged. On the translation side we don't see too much impact over the course of the year from hedging activities. As you probably know, we do hedge the translation a little bit later in the process, but we still do have some positive benefit on the gross margin hedges for the first half of the year.

Shanley: That's great. Thanks a lot. I appreciate it.

Margaret Mager, Goldman Sachs: I just wanted to ask about your goals for '06. I think you said high single digit revenue. Did you say mid-teens EPS?

Blair: No we didn't say that. As you know, we don't give earnings per share guidance. That is our long-term goal. And we always have that out there as our north star, but we did not speak to that for fiscal '06.

Mager: Okay. Should I read anything into it?

Blair: No, you shouldn't.

Mager: On the gross margin and outlook there, you touched on a little bit of the -- you expect currency benefits in the first half. Can you talk to the second half? Do you think the currency will be a benefit throughout the year?

And also on the topic of gross margin, you talked about the closeouts being up and some of the product margins being down in Europe and Asia. Is this a contained situation or is it one that could get a little bit worse over the course of the upcoming two or three quarters? How does that balance against currency in the mix of gross margin?

Blair: First of all, to take your first question, we do expect to see, as I said, positive foreign exchange benefit in gross margin in the first half. We are still expecting to see gross margin improvement throughout the year. But the main hedge benefits will be in the first half.

The situation in Europe, as we were talking about a little bit earlier, we're working our way through the closeouts activity, and that's basically in apparel. And on the apparel and footwear side we're doing some investing in product value. As we've said before, what we're doing here is investing part of the foreign exchange benefit that we've seen. So the impact here is not that our margins are down; they are just sharing -- essentially we're sharing some of that gross margin benefit from foreign exchange to improve the value proposition. So we still expect margins to improve in Europe overall when you get through the net impact of both the foreign exchange and the value investments.

With respect to Japan, we're seeing, as you saw in our fourth-quarter results, a slight decline in gross margins. Having said that, our margins in Japan are very healthy, and we believe that this is what we need to do in the short-term to make sure that we've got a compelling value propositions there for the consumer. And as some of these newly designed products start to flow into the market over the next couple of seasons, we believe that our margins there are going to recover.

Mager: Lastly, if I could please, return on invested capital, do you think it can go higher? What do you see that as a function of? Is it profit, or CapEx, or buybacks, or --? What are the pieces that you see driving that up? Or all of the above?

Blair: I think certainly we've seen great top line leverage from our existing asset base. So our asset turns have improved, and we believe we're going to be able to continue to do that. We do have an ongoing focus on working capital. We've made tremendous progress on inventory in a lot of our markets. But as we talked about, we still have some opportunities in some other areas.

On the receivables front, again we've made great progress. We're very focused on what we call the gap versus terms. We measure on a customer-by-customer basis what the outstanding time period is for receivables against terms, and we try to manage that number down. And with some of the tools we have with our new systems we're able to do that much more effectively.

So we believe by continuing to manage our inventory tightly, continuing to manage gaps versus existing customer terms and then working the payable side of the equation we can work that working capital number down a bit.

Mager: CapEx plans '06?

Blair: On the CapEx side I would expect that we are going to start to see CapEx move a little bit higher. As you probably know, our capital spending is somewhat lumpy. We're not a particularly capital intensive business. That's usually a function of what projects we have in the pipeline that we think earn a good return for the shareholder. So our expectation is that it's going to move higher for fiscal '06, probably into the range of around $350 million. But as you know, that's certainly something that our cash flow can fairly easily support.

Mager: Thanks. Have a good day tomorrow. Great year, guys.

Jeff Edelman, UBS: Don, at the end of the third quarter FX contributed about 1% of the gain in futures, but represented about 3% of the increase in sales. Could you give us a sense where the difference took place? Is it primarily in Europe?

Blair: That math is not something that I look at on a regular basis in that form or fashion. There's always a lot of variability in terms of the assumptions we make around FX and how the actuals come in. So I'm not sure I'm able to answer that question the way you asked it.

Edelman: Secondly, we've seen a number of the Chinese footwear manufacturers report lower margins over the past couple of quarters. Yue-Yen had indicated that they've taken some pricing steps to reverse this. Does this suggest we start to see a little bit of rise in costs? And then what happens to the average selling prices in this scenario and price points?

Blair: With respect to commodity pass through, which I think is what you're referring to here, we do expect to see some impact of higher commodity costs in our product costs. I think I did mention that in my prepared remarks. At this point we don't believe that's very material, but we do expect to see some increase there.

On the average selling price front, we are seeing an increase in average selling prices in both footwear and apparel in the US, as well as in the Americas. We did discuss some value-oriented initiatives in Asia and Europe, so we've seen a little bit less movement down in the average selling prices.

With respect to what we might do in terms of specifically passing through commodity costs, at this point we don't believe it's that material so that you would see any broad scale increases in prices. It's really more of a mix orientation. It doesn't mean that we might not periodically adjust prices up or down in a particular category or for a particular set of products, but we don't see a need at this point for broad scale price increases to offset commodity costs.

Edelman: Just one short quickie. Will you be delaying the expense option -- expensing for options until fiscal '07?

Blair: At this point our expectation is we would implement it when it was required in fiscal '07.

Edelman: Thank you.

Virginia Genereux, Merrill Lynch: Don, on the repatriated $500 million of earnings, it doesn't look like that's on the balance sheet, question one. And two, when you said you might -- at this point you're not changing your tax rate, could that conceivably lower your tax rate?

Blair: When you say it's not on the balance sheet, it is actually on the balance sheet. In fact, $1.8 billion of cash and short-term marketable securities, some of that money is offshore and some of it is onshore. So the repatriation of international earnings is essentially not going to be visible on the balance sheet; it's just moving it from offshore to onshore.

With respect to how we did the accounting for the intention to repatriate money, we have made provision in fiscal '05 to bring the money back. And for the year, because we brought it back from both money that had been previously taxed, earnings that had been previously taxed, as well as earnings that had been permanently reinvested and therefore not taxed, the blend of that was that it netted to an immaterial number.

Genereux: Great. And no impact going forward that you expect?

Blair: Going forward there may be some benefit, as I said in my prepared remarks, but at this stage we think it's prudent to stick to that 35% target. And we always try to do a little bit better than that, but that's our aiming point.

Genereux: And then just lastly, you said what the currency impact to gross margin was for full year. Can you tell what it was for May? Maybe I didn't get that. Just for the quarter.

Blair: I believe for the quarter it was about 150 basis points.

Genereux: Thank you.

Noelle Grainger, JP Morgan: Don, could you talk in a little bit more detail about what's going on with average selling prices at this point in time in the US? Is it a decelerating trend at this point if we were to compare kind of the futures ASP versus fourth quarter?

Blair: We're still seeing mid single digit increase in average selling price at this point.

Grainger: And that's mostly mix driven?

Blair: Yes.

Grainger: And then also in the US, could you talk a little bit about your business by channel? Specifically with the sporting goods channel you guys have talked previously about that being one of your bigger opportunities in the US. And I'm wondering if you feel like you're starting to get some traction there.

Blair: I'm sorry, Noelle. Can you repeat the question? I missed you.

Grainger: Can you talk a little bit about the sporting goods channel in the US? You have talked in the past as that being a bigger opportunity for you. I'm wondering if you're starting to get some traction there.

Blair: We are definitely seeing growth with key accounts across all channels. That would include some in the sporting goods channel. It's really not a channel approach in terms of what we are seeing in the marketplace; it really has to do with accounts and our strategies with specific accounts. And we have had successful business growth in some of the accounts in the sporting goods channel.

Grainger: Are you giving some of the bigger accounts in that channel more access to marquee products?

Blair: Our approach pretty much all along in terms of distribution in the US market has been to find the right product for every account and every door in some cases. And what we do is we try to make sure that we're specifically putting the product that appeals to that consumer in that door. I think that means in some cases we've changed product assortments, but it's really based around a consumer strategy. It's not a process of opening up a whole other set of products for any one channel. It's really more account specific.

Grainger: Just one last question. On earnings your stated long-term goal of the mid-teens target, I think in the past you have kind of given some annual color as it relates to that target. Are you willing to comment on '06 in light of that target? Do you believe your long-term goals are achievable this year?

Blair: I really don't want to give bottom line guidance, but we feel very good about our prospects for fiscal '06, and we're going to keep running our model.

Grainger: Okay. Good luck.

Robbie Ohmes, Banc of America Securities: Thanks and good morning guys. Just a couple of quick questions. I just want to actually follow up on where Noelle was going. If you look at the US futures orders --

Catlett: Hey Robbie?

Ohmes: Yes?

Catlett: While Charlie Denson is absent, his presence is felt in that this idea of a channel discussion is not one that we're going to have. So if that's where you're going, I'd like to just harken --

Ohmes: Let me change my question then. Can we talk about -- how about this? Can you comment on when you look at the US business, can you give us any comment on the flavor of the futures orders and sort of women's versus men's, and if women's is taking a larger -- is becoming a larger driver of those futures orders?

Blair: I think as you're going to hear tomorrow we've had some great success on the women's side of the business. And I don't want to steal Mindy's thunder, but definitely we're seeing accelerated growth in the women's side of the business.

Ohmes: Let me ask one more question and then I will save the rest for tomorrow. The other businesses I think grew about 6% in the quarter. Can you give us any help on what you're expecting from the sort of non-Nike businesses in your guidance for revenue growth for fiscal '06?

Blair: Again, that's going to be one that I think we're going to cover in some depth tomorrow. I think that Scott Olivet is a great person to speak to that.

Ohmes: Thanks guys. Remind me to ask these tomorrow when I see you. (multiple speakers) Alright, thanks guys.

Jim Duffy, Thomas Weisel Partners: Don, I think last quarter you mentioned you expected in Q4 improvement in SG&A as a percent of revenue and I didn't see that. Any comments on what happened with expenses there?

Blair: Yes, there were really two things. We did see a little bit more demand creation spending in the quarter as we took some opportunities that were there. And we also raised some of our reserves for bad debts and the quarter, as I talked about in the prepared remarks.

Duffy: Okay. Let's see. Another question I had, the US apparel decline, how much of this is a function of the transfer of the NBA licenses to Reebok?

Blair: That is -- well, certainly the expiration of the license was a very large contributor to the fourth quarter. The fourth quarter was certainly the highest level of decline. I guess that's a bit of an oxymoron there. It was the largest decline for the year was in the fourth quarter. So that was a significant driver of the decline in US apparel.

As I said earlier, we feel pretty good about the momentum we have in branded apparel. We were up high single digit for the year. And that's been a market that many others have found pretty challenging.

Duffy: So net of the NB&A -- I can't seem to get that out -- NBA, was the branded apparel positive in the quarter?

Blair: No, we had some timing issues as well. For the year it was high single digits. As I said, the branded apparel was down slightly for the quarter as well.

Duffy: Are you seeing upward momentum in ASPs on the apparel side as well?

Blair: We have seen positive ASPs on apparel.

Duffy: Great, thank you. See you tomorrow.

Catlett: We will have time for one more question.

Lizabeth Dunn, Prudential: Congratulations as well. Let me add my congratulations. First question is just a point of clarification. On the 95 million for the year and 36 million for the quarter in terms of currency, was that a pretax or after tax number?

Blair: That's a pretax number.

Dunn: That's a pretax number? Okay. Then on to my real questions. When should we start to see an acceleration in sales related to the World Cup? I was talking to some of the other footwear companies; they said it would be actually kind of earlier than I would have expected. So when do you anticipate seeing that sort of acceleration?

Blair: You're talking about for the sales?

Dunn: Yes, sales acceleration.

Blair: I would believe that we would start to see that more towards second half of the year.

Dunn: So as early as like the third quarter, or --?

Blair: I wouldn't want to get into specific quarters at this point. We are going to be talking about our World Cup plans at some level of detail tomorrow. But I would say more of the impact would be felt in the second half.

Dunn: And then on apparel, how much of your apparel at this point is sort of performance versus the more basic apparel without performance attributes?

Blair: That's a good question. I can't answer that one right off the top of my head.

Dunn: All right, thank you. I look forward to seeing you tomorrow.

Operator: Ladies and gentlemen, this will conclude today's question-and-answer session. I will now turn the call back over to Ms. Catlett.

Catlett: Thank you. Don?

Blair: I just wanted to add one more point here that I want to make sure doesn't get lost in the conversation. We're very optimistic about our prospects around the world. I don't think the brand has ever been stronger. And we've got great operating momentums, particularly in the US. So we're very optimistic about our prospects for fiscal '06. And we will see you tomorrow.

Catlett: Thanks very much, everyone.

Operator: This will conclude today's conference call. We do thank you for your participation, and you may disconnect at this time.